Exhibit B


                          AFLAC INCORPORATED
                       MANAGEMENT INCENTIVE PLAN


1.   PURPOSES.

     The purposes of the AFLAC Incorporated Management Incentive Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievements.

2.   DEFINITIONS.

     The following terms, as used herein, shall have the following meanings:

     (a)  "AFLAC" shall mean AFLAC Incorporated, a Georgia corporation.

     (b) "Annual Base Salary" shall mean: (i) with respect to any Executive Officer, the annual rate of base salary of such Executive Officer in effect as of the first day of any Performance Period (or, if an Executive Officer was not employed as of the first day of a Performance Period, the annual rate of base salary in effect as of such Executive Officer's first day of employment); and (ii) with respect to any other Participant, unless otherwise determined by the Company, the base salary paid to such Participant during any Performance Period.

     (c) "Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

     (d) "Award Agreement" shall mean any written agreement, contract, or other instrument or document between AFLAC and a Participant evidencing an Award.

     (e)  "Board" shall mean the Board of Directors of AFLAC.

     (f) "Change in Control" shall mean the occurrence of an event described in Section 6(f) hereof.

     (g)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (h)  "Committee" shall mean the Compensation Committee of the Board.

     (i)  "Company" shall mean, collectively, AFLAC and its subsidiaries.

     (j) "Consolidated Net Earnings" shall mean the net earnings of the Company for the Performance Period determined in accordance with generally accepted accounting principles and reported in the Company's audited financial statements for such Performance Period, but before any provision for the cumulative effect of accounting changes required to be adopted by generally accepted accounting principles in respect of such Performance Period.

     (k) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

     (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (m) "Executive Officer" shall mean (i) the president, the chief executive officer, the chairman and vice chairman of the Board and the executive vice presidents of AFLAC, (ii) the president, the chairman and vice chairman of the Board of Directors and the executive vice presidents of American Family Life Assurance Company of Columbus, Japan Branch, (iii) the president, the chairman and vice chairman of the Board of Directors and the executive vice presidents of American Family Life Assurance Company of Columbus (iv) the president, the chairman and vice chairman of the Board of Directors and the executive vice presidents of AFLAC International, Inc. and (v) all members of the Board who are employees of the Company.

     (n) "Operating Earnings Per Share" shall mean net earnings per share of Stock, excluding the effects of realized gains or losses on investments and the cumulative effect of adopting required accounting changes.

     (o) "Participant" shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

     (p) "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Goals may include any or all of the following: (i) attainment of an amount of Consolidated Net Earnings during a Performance Period; (ii) attainment of a percentage of Return on Equity for a Performance Period; (iii) attainment of amounts of Operating Earnings Per Share of the Company, excluding all or a portion of the effect of translating foreign currency of business segments to U.S. dollars for financial reporting purposes, for a Performance Period; (iv) increases in the market price of Stock or levels of total return to shareholders during the Performance Period; and (v) attainment of goals established based on the financial performance of individual subsidiaries or business segments of the Company relating to increases in premium income, investment income, total revenues, operating expenses, pretax operating earnings, premiums in force, number of policies in force, new sales and policy conversions (i.e., issuance of current policy contracts to existing policyholders in exchange for surrender of policies issued in prior years). With respect to Participants who are not Executive Officers, Performance Goals shall also include such personal performance goals as the Committee shall, from time to time, establish.

     (q)  "Performance Period" shall mean the Company's fiscal year.

     (r)  "Plan" shall mean the AFLAC Incorporated Management Incentive
          Plan.

     (s)  "Return on Equity" shall mean the quotient obtained by dividing
          (i) Consolidated Net Earnings for a Performance Period by (ii) the average of common shareholders' equity of the Company as of the beginning and the end of the Performance Period. Such common shareholders' equity shall exclude the effect of unrealized gains and losses recognized in a separate equity component under Financial Accounting Standards Board Statement No. 115.

     (t) "Stock" shall mean shares of common stock, par value $.10 per share, of AFLAC.

3.   ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements;
     and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall consist of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.   ELIGIBILITY.

     Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee. Subject to Section 5(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.   TERMS OF AWARDS.

     Awards granted pursuant to the Plan shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

     (a) IN GENERAL. The Committee shall specify with respect to a Performance Period the Performance Goals applicable to each Award and minimum, target and maximum levels applicable to each Performance Goal. The minimum level reflects the level of performance at which 50% of the performance goal is achieved and below which no payment shall be made; the target level reflects the level of performance at which 100% of the Performance Goal is achieved; and the maximum level reflects the level of performance at which 150% of the Performance Goal is achieved. Awards for Performance Period may be expressed as a dollar amount or as a percentage of the Participant's Annual Base Salary. Unless otherwise provided by the Committee in connection with specified terminations of employment, or except as set forth in Section 6(f) hereof, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

     (b) SPECIAL PROVISIONS REGARDING AWARDS. Not withstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant who is a Covered Employee in an amount that exceeds 105% of such Participant's Annual Base Salary.

     (c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

6.   GENERAL PROVISIONS.

     (a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     (b) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

     (c) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     (d) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

     (e) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan. The Plan shall terminate at the completion of the Performance Period that ends in 1998; provided, however, that all payments with respect to Awards previously granted under the Plan shall be paid out pursuant to the terms of the Plan.

     (f) CHANGE IN CONTROL. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of AFLAC (as defined in this Section 6(f)) shall occur, the Performance Period outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to each Performance Period) of each outstanding Award granted to each Participant for the outstanding Performance Period shall become payable in cash to each Participant.

          For purposes of this paragraph 6(f), a Change in Control of AFLAC shall occur upon the happening of the earliest to occur of the following:
          (i) any "person," as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) AFLAC, or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under a benefit plan of AFLAC or any of its subsidiaries, (3) any underwriter temporarily holding securities pursuant to an offering of such securities, or
               (4) any corporation owned, directly or indirectly, by the shareholders of AFLAC in substantially the same proportions as their ownership of Stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AFLAC (not including in the securities beneficially owned by such person any securities acquired directly from AFLAC or its affiliates) representing 30% or more of the combined voting power of AFLAC's then outstanding voting securities;
         (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with AFLAC to effect a transaction described in clause (i),
               (iii), or (iv) of this paragraph (f)) whose election by the Board or nomination for election by AFLAC's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
        (iii) the shareholders of AFLAC approve a merger or consolidation of AFLAC with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of AFLAC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of AFLAC, at least 75% of the combined voting power of the voting securities of AFLAC or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of AFLAC (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of AFLAC's then outstanding securities; or
         (iv) the shareholders of AFLAC approve a plan of complete liquidation of AFLAC or an agreement for the sale or disposition by AFLAC of all or substantially all of AFLAC's assets (or any transaction having a similar effect).

    (g) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

    (h) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

    (i) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

    (j) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards theretofore made pursuant to the Plan) shall be null and void.

    (k) BENEFICIARY. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

    (l) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.